THE NEWSLETTER OF SEA PINES ASSOCIATES, INC. JANUARY 2004

# Associates NEWS

- 2003 Financial Results
- Update on Judgment Loan

# 2003 Financial Results

### Introduction

The Company recorded a net loss of nearly $6.5 million for its 2003 fiscal year. Two factors led to the loss. By far the most significant was the $6.3 million total cost of the Grey Point Associates lawsuit, including the final settlement and legal expenses. The other factor had to do with subpar Resort activity for most of the year.

Improved resort business during the final fiscal quarter and a record-breaking year for the Sea Pines Real Estate Company prevented more serious losses.

The financial summary in the following section provides further perspective concerning these results. Additional details will be found in the Company's Annual Report to Shareholders, which will be published in February.

## Annual Meeting

The 2004 Annual Meeting will be held in the Champions Ballroom at The Harbour Town Conference Center on **Wednesday, March 10, 2004 at 3:00 pm.** You will receive your proxy statement and Annual Report in February.

*(Continued on page 2)*

Financial Summary

The condensed consolidated statement of operations included in this Newsletter compares the financial results for the year and the quarter ended October 31, 2003 with the corresponding periods in 2002.

Effects of a Change in Accounting Standards

A recently adopted accounting standard changes the way certain “pass-through” transactions are reported on the Income Statement. These pass-through transactions include, for example, expenses for repairs authorized and paid for by the Company but immediately reimbursed by rental property owners. In the past, expense and reimbursement in these cases were treated as offsetting transactions within a single account, which resulted in no reportable revenue or expense.

The new standard requires that the cost of any such transaction for which the Company has discretionary responsibility be reported as an expense, and that any reimbursement received from the third party be considered as revenue. The result is a new revenue line entitled Cost Reimbursements, and a new Expense line entitled Costs Subject to Reimbursement. You will note that the entries are equal and offsetting. Revenues and expenses for prior periods have been reclassified to conform with the current year presentation. The magnitude of Cost Reimbursements and Costs Subject to Reimbursement was $3,639,000 in fiscal year 2003, $3,550,000 in fiscal year 2002 and $3,507,000 in fiscal year 2001.

Revenues in 2003 were $57,216,000, an increase of $2,185,000, or 4.0%, compared to fiscal year 2002. Resort revenues declined by $1,364,000, or 3.9%; while real estate brokerage revenues improved by $3,460,000, or 21.3%. (The new category of revenue referred to above totaled $3,639,000 in 2003 and $3,550,000 in 2002.)

The decline in resort revenues showed the effects of a nationwide decrease in personal resort travel and corporate meetings during the first three quarters of the Company’s 2003 fiscal year. This unfavorable trend moderated significantly during the Company’s fourth quarter. Resort revenues increased by 5.1% in the fourth quarter compared to the same period in 2002.

The Real Estate Company generated commission revenues of $19.7 million, reflecting the favorable impact of very low mortgage interest rates and an active second home market. This was a record high, exceeding the 2002 revenue figure by 21.3%.

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SEA PINES ASSOCIATES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Resort	$8,549	$8,131	$33,867	$35,231
Real estate brokerage	6,512	4,434	19,710	16,250
Cost reimbursements	958	868	3,639	3,550

	16,019	13,433	57,216	55,031
Costs and expenses:
Cost of revenues	11,523	9,430	39,877	36,602
Costs subject to reimbursement	958	868	3,639	3,550
Sales and marketing expenses	736	780	3,271	3,022
General and administrative expenses	1,753	1,703	6,464	6,366
Depreciation and amortization	639	646	2,578	2,589

Total costs and expenses	15,609	13,427	55,829	52,129

Income from operations	410	6	1,387	2,902
Other income (expenses):
Gain on sale or disposal of assets, net	9	(4)	63	—
Interest income	20	23	201	111
Interest rate swap agreement	154	(395)	534	(381)
Interest expense – bank debt	(534)	(507)	(2,028)	(2,149)
Interest expense – trust preferred	(61)	(61)	(243)	(243)
Litigation expenses	2,126	—	(6,324)	—

Total other income (expenses)	1,714	(944)	(7,797)	(2,662)

Income (loss) before income taxes	2,124	(938)	(6,410)	240
(Provision for) benefit from income taxes	(54)	425	(54)	(43)

Net income (loss)	2,070	(513)	(6,464)	197
Preferred stock dividend requirement	(40)	(40)	(160)	(160)

Net income (loss) attributable to common stock	$2,030	($553)	($6,624)	$37

Net income (loss) per share of common stock; basic and diluted	$0.57	($0.15)	($1.85)	$0.01

(Continued from page 2)

Costs and expenses totaled $55,829,000 in 2003, increasing by $3,700,000, or 7.1%, compared to 2002. Most of that increase, $2,989,000 was attributable to higher commissions earned by real estate agents as a result of improved real estate activity. Higher insurance costs and marketing expenses also were major contributors to the remaining $711,000 of the increase. General and administrative expenses apart from insurance costs were essentially flat with the prior year.

Income from operations declined from $2,902,000 in 2002 to $1,387,000 in 2003. The decline was almost entirely attributable to the year-to-year decrease in resort revenues during the first three quarters of 2003. That changed in the fourth quarter, with the result that fourth quarter income from operations showed a sharp improvement — from $6,000 in 2002 to $410,000 in 2003.

As mentioned in the Introduction, litigation expenses totaling $6,324,000 were recorded in 2003 as a result of the jury verdict and the ultimate settlement of the lawsuit with Grey Point Associates. This figure includes $5,900,000 paid to settle the lawsuit and $424,000 in legal fees and other associated costs. The fourth quarter shows a reduction in litigation expenses of $2,126,000 resulting from the final settlement being lower than the amount accrued earlier in the year based on the jury verdict and anticipated costs.

The Company recorded non-cash income of $534,000 during 2003 relating to its interest rate swap agreements. That compares to a non-cash expense of $381,000 recorded during 2002.

The factors described in this summary add up to a net loss of $(6,464,000), or $(1.85) per common share. The corresponding figure for 2002 was net income of $197,000, or $.01 per common share.

Update Concerning Judgment Loan Payment

As you know, the Company obtained a $5.9 million Judgment Loan from Wachovia in July 2003 to fund the settlement of the Grey Point Associates lawsuit. That loan must be repaid by July 2005. The loan agreement requires preferred dividend payments be deferred until significant progress toward that repayment has been accomplished.

Only a portion of the required repayment is likely to be funded from available cash flow from operations during the next eighteen months. Asset sales and various alternatives relating to capital structure are also being considered.